Exhibit 23.1.7
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-213765-06 on Form S-3 of our report dated February 28, 2019, relating to the consolidated financial statements of Piedmont Natural Gas, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph related to Piedmont Natural Gas, Inc.'s change in fiscal year end from October 31 to December 31 resulting in a 2-month transition period beginning November 1, 2016 through December 31, 2016) appearing in this Annual Report on Form 10-K of Piedmont Natural Gas, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP
Charlotte, North Carolina
February 28, 2019